Exhibit 99.1

March 15, 2005

Mr. Eric Pauwels

134 Beechwood Avenue

Trumbull, CT 06611

Dear Eric:

It is with pleasure that we offer you the position of Senior Vice President, Global Commercial Operations, reporting to Dr. David Pendergast, Executive Vice President and Chief Operating Officer.  Your gross bi-monthly pay rate will be $13,333.34, which equates to $320,000.16 gross per year. You will be paid in accordance with TKT’s regular payroll practices, currently the 15th and the last day of each month. All compensation described in this letter will, of course, be subject to all applicable federal, state and local taxes and withholdings, and TKT pay policies.

You will receive a sign-on bonus of $100,000.00 (less appropriate withholdings) to be paid within 30 days of your start date.

Under the stock option plan and, subject to the approval of the Board of Directors of the Company, the Company will grant to you the option to purchase 100,000 shares of TKT Common Stock subject to a 5 year vesting provision (1/5 of the options will vest each year on the date of your employment anniversary). The exercise price of the stock will be determined at the close of business on the last trading day before your official start date. The Option shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in a separate option agreement (which shall be based upon TKT’s standard form option agreement) that shall be executed to evidence the grant of any option.

You will also be eligible to participate in the 2005 TKT Management Bonus Program. This bonus program will be tied to corporate and individual goals with an expected payout in the first quarter of 2006. You will be eligible to receive a bonus of up to 30% of your base salary and an option to purchase 25,000 shares of TKT common stock as per the management plan. Your participation in the bonus plan for the calendar year of 2005 shall be pro-rated from your start date. We expect the 2005 plan to be finalized and approved by the end of the first quarter of 2005.

In addition, you are eligible to participate in short term sales incentives that will be developed by Senior Management, and approved by the Company’s Board of Directors. This short term incentive payment will be consistent with the overall plan as approved by Senior Management.

You will be eligible to participate in TKT’s SERP Deferred Compensation Plan.

You will be eligible for TKT’s Relocation Assistance Program. Details of the relocation assistance are attached.

If you are terminated without cause prior to your one year anniversary, you will continue to receive your then base pay for 18 months. If you are terminated without cause after one year, you will be eligible to receive your then base pay for 12 months. If you obtain full time employment within the severance period detailed above, your pay will continue to the extent necessary to offset any reduction of salary of the new job for the remainder of the severance term. Termination shall not preclude receiving any short-term and/or long-term incentives/bonuses as defined in this letter.

You may participate in any and all benefit programs that TKT establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. TKT’s benefits programs are subject to change by the Company without notice. A summary of the current benefits, as well as specific negotiated benefits, is enclosed for your review.

As a condition of employment, you will be expected to sign the attached Confidentiality, Inventions and Non-competition Agreement prior to joining TKT. Please return both copies of this agreement to TKT along with your signed offer letter. The agreement will be executed by TKT’s General Counsel, and an original copy will be returned to you on your first day of employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This offer of employment is contingent upon your being legally able to work in the United States. Federal Law requires that you provide proof of employment eligibility within three days of your employment. Please be prepared to have the necessary documentation with you on your first day of employment.

This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter TKT’s policy of employment at will, under which both you and TKT remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with TKT. TKT is free to change wages, benefits, work location and conditions of employment at any time. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment, excluding provisions set forth in the current agreement.

Eric, I am pleased that you have accepted our offer of employment and look forward to welcoming you to TKT on or before May 2, 2005. Please sign below and return one (1) copy of this letter, along with both (2) copies of your signed Confidentiality agreement, to me in the enclosed envelope. The second original copy of this letter is for your files.

We are very excited about the future growth of TKT and anticipate that you will complement our team of innovative and dedicated professionals. Please do not hesitate to contact me if there is anything we can do to assist you prior to your start date.

Sincerely,

/s/ Lissa Watson

Lissa Watson
Director, Talent Strategy

The foregoing correctly sets forth the terms of my at-will employment with TKT.

/s/ Eric Pauwels	March 17, 2005

Eric Pauwels	Date